EXHIBIT 4.19(a)

KERZNER INTERNATIONAL NORTH AMERICA, INC. RETIREMENT SAVINGS PLAN

(Amended and restated effective January 1, 2002)

i

KERZNER INTERNATIONAL NORTH AMERICA, INC. RETIREMENT SAVINGS PLAN

PREAMBLE

The Plan set forth in this document is known as the Kerzner International North America, Inc. Retirement Savings Plan (formerly known as the Sun International North America, Inc. Retirement Savings Plan).

The Plan was originally established by Resorts International Hotel, Inc. in the form of a non-standardized prototype plan to provide retirement benefits for its eligible employees effective January 18, 1982.  The Plan was amended from time to time to comply with current law and to make certain desirable changes.

Effective January 1, 2000, the Sun International Resorts, Inc. Retirement Savings Plan (the “SIRI Plan”) was merged with and into the Plan and the sponsorship of the Plan was transferred from Resorts International Hotel, Inc. to Kerzner International North America, Inc. (then known as Sun International North America, Inc.).

Effective January 1, 2000, the Plan was amended and restated in its entirety into an individually designed plan.  The Plan was also amended to (i) comply with the requirements of the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1996, the Taxpayer Relief Act of 1997 and the Internal Revenue Service Restructuring and Reform Act of 1998, and (ii) make certain other desired changes.

Effective January 1, 2002, the Plan is hereby amended to (i) comply with the requirements of the Economic Growth and Tax Relief Reconciliation Act of 2001 that are effective January 1, 2002 and the Job Creation and Worker Assistance Act of 2002, (ii) permit catch-up deferrals for participants age 50 and over, and (iii) make certain other desired changes.

The Plan set forth in this document shall apply only to an employee who terminates employment on or after January 1, 2002 or, with respect to any provision with an earlier effective date as specified in this document, such earlier date.  The rights and benefits, if any, of other employees shall be determined in accordance with the provisions of the Plan as it existed prior to such date.

ARTICLE I

DEFINITIONS

As used herein, the following terms shall have the following meanings, unless the context clearly indicates otherwise.

Section 1.1                                      “Accounts” shall mean the various accounts maintained under the Plan for each Participant to which shall be credited the Contributions made by or on behalf of such Participant.  A Participant’s Accounts may include his “Deferral Account,” his “Discretionary Profit Sharing Contribution Account,” his “Matching Account,” his “Qualified Employer Contribution Account,” and his “Rollover Account,” as further described in Article IV.

Section 1.2                                      “Affiliated Company” shall mean any corporation which is included within a controlled group of corporations (within which the Company is also included) as determined under section 1563(a) of the Code without regard to sections 1563(a)(4) and (e)(3)(C) of the Code; provided, however, that for the purposes of Section 5.6 such determination under section 1563(a) of the Code shall be made by substituting the phrase “at least 50 percent” for the phrase “at least 80 percent” each place it appears in section 1563(a)(1) of the Code.

Section 1.3                                      “Beneficiary” shall mean any person or persons (including a fiduciary or fiduciaries, whether individual or corporate) designated by a Participant or otherwise determined to be entitled to a benefit hereunder pursuant to Section 11.6.

Section 1.4                                      “Board” shall mean the Board of Directors of the Company.

Section 1.5                                      “Code” shall mean the Internal Revenue Code of 1986, as amended.

Section 1.6                                      “Committee” shall mean the administrative committee appointed by the Board in accordance with the provisions of Article XIII.

Section 1.7                                      “Company” shall mean Kerzner International North America, Inc. (formerly known as Sun International North America, Inc.).

Section 1.8                                      “Compensation” shall mean the total remuneration paid by an Employer to an Employee during each Plan Year and reported on IRS Form W-2, other than bonuses, any amounts withheld from a Participant’s paycheck for taxes or other reasons, or taxable income due to stock option exercises, plus any amount contributed to the Plan which qualifies as “Deferral Contributions” as defined in Section 3.2 or any amount contributed by the Employee through salary reduction to another 401(k) plan maintained by the Employer, a cafeteria plan maintained by the Employer pursuant to section 125 of the Code or a transportation fringe benefit plan maintained pursuant to section 132(f) of the Code which is not includable in the gross income of the Participant.  For purposes of calculating Deferral Contributions under Section 3.2, Compensation shall exclude taxes withheld and reported on IRS Form W-2 and any amount contributed by the Employee through salary reduction to (a) any 401(k) plan maintained by the Employer other than the Plan, (b) a cafeteria plan maintained by the Employer pursuant to section 125 of the Code or (c) a transportation fringe benefit plan maintained pursuant to section 132(f) of the Code, which is not includable in the gross income of the Participant.  For purposes of Article V, Compensation shall include bonuses and taxable income due to stock option exercises, and, at the election of the Company, exclude any amount contributed to the Plan which qualifies as “Deferral Contributions” as defined in Section 3.2 or any amount contributed by the Employee through salary reduction to another 401(k) plan maintained by the Employer, a cafeteria plan maintained by the Employer pursuant to section 125 of the Code, a qualified transportation fringe benefit plan maintained by the Employer pursuant to section 132(f) of the Code and/or remuneration paid to the Employee while he was not a Participant in the Plan.  Notwithstanding anything herein to the contrary, effective January 1, 1998, any amounts deducted on a pre-tax basis for group health coverage because the Employee is unable to certify that he or she has other health coverage, so long as the Employer does not request or collect information regarding the Employee’s other health coverage as part of the enrollment process for the Employer’s health plan, shall be treated as an amount contributed by the Employer pursuant to a salary reduction agreement to a cafeteria plan for purposes of determining the Employee’s Compensation.  Compensation in excess of the applicable limit under section 401(a)(17) of the Code shall be disregarded with respect to any Plan Year.

Section 1.9                                      “Contributions” shall mean monies paid into the Fund by or on behalf of a Participant.  A Participant’s Contributions may include his “Deferral Contributions,” his “Discretionary Profit Sharing Contributions,” his “Matching Contributions” and his “Qualified Employer Contributions” as further described in Article III.

Section 1.10                                “Determination Year” shall mean the Plan Year for which a determination is being made of an Employee’s Highly Compensated Employee status pursuant to Section 1.20.

Section 1.11                                “Disability” shall mean a total and permanent inability to meet the requirements of the Participant’s customary employment which can be expected to last for a continuous period of not less than 12 months.

Section 1.12                                “Effective Date” shall mean January 1, 2002, or, with respect to any provision with an earlier effective date as specified in this document, such earlier date. The original “Effective Date” of the Plan shall mean January 18, 1982.

Section 1.13                                “Eligible Employee” shall mean any Employee, other than (a) an Employee whose terms and conditions of employment are determined through collective bargaining, unless the collective bargaining agreement provides for the Employee’s participation in the Plan, (b) an individual who performs services for the Employer as a leased employee within the meaning of section 414(n) of the Code, (c) an Employee who, as to the United States, is a non-resident alien with no U.S. source income from the Employer, and (d) an individual classified by the Company or an Affiliated Company as an independent contractor or any other individual who is not classified by the Company or an Affiliated Company as an employee for purposes of withholding federal employment taxes, regardless of any contrary governmental or judicial determination relating to such employment status or tax withholding obligation.  If an individual in such a non-employee classification is subsequently reclassified as, or determined to be, an employee by the Internal Revenue Service, any other governmental agency or authority, or a court, or if an Employer or Affiliated Company is required to reclassify such an individual as an employee as a result of such reclassification or determination (including any reclassification by an Employer or Affiliated Company in settlement of any claim or action relating to such individual’s employment status), such individual shall become eligible to become a Participant in this Plan from the later of the actual or effective date of such reclassification or determination.

Section 1.14                                “Employee” shall mean all individuals employed by the Company or a Participating Employer, including leased employees within the meaning of section 414(n)(2) of the Code.

Section 1.15                                “Employer” shall mean the Company and/or any Participating Employer either collectively or individually as the context requires.

Section 1.16                                “Employment Commencement Date” shall mean the date on which the Employee first performs an Hour of Service for an Employer.

Section 1.17                                “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may from time to time be amended.

Section 1.18                                “415 Compensation” shall mean the total of a Participant’s wages, salary and other amounts paid by an Employer and reported on IRS Form W-2, and Deferral Contributions under this Plan and any amount contributed pursuant to a salary reduction election to another 401(k) plan maintained by the Employer, a cafeteria plan maintained pursuant to section 125 of the Code or a transportation fringe benefit plan maintained pursuant to section 132(f) of the Code, which is not includable in the gross income of the Participant. Notwithstanding the foregoing, effective January 1, 1998, any amounts deducted on a pre-tax basis for group health coverage because the Employee is unable to certify that he or she has other health coverage, so long as the Employer does not request or collect information regarding the Employee’s other health coverage as part of the enrollment process for the Employer’s health plan, shall be treated as an amount contributed by the Employer pursuant to a salary reduction agreement to a cafeteria plan for purposes of determining the Employee’s 415 Compensation.

Section 1.19                                “Fund” shall mean the total corpus of the Trust.

Section 1.20                                “Highly Compensated Employee” shall mean:

(a)                                  Each Employee who performed services for an Employer or an Affiliated Company during the Determination Year and who:

(i)                                     was at any time in the Determination Year or the preceding Determination Year a five-percent owner (as defined in section 416(i) of the Code and the regulations issued thereunder); or

(ii)                                  for the preceding Determination Year—

(A)                              received 415 Compensation from the Employer or an Affiliated Company in excess of $80,000, as adjusted by the Secretary of the Treasury in accordance with section 414(q) of the Code; and

(B)                                was a member of the group consisting of the top twenty percent (20%) of Employees when ranked on the basis of 415 Compensation paid during such preceding Determination Year.

(b)                                 For purposes of determining the number of Employees in the top-paid group under subparagraph (a)(ii)(B), Employees who have less than six months of service, Employees who work less than 17½ hours per week or less than six months per year, Employees who have not attained age 21 and nonresident aliens shall be excluded.

(c)                                  A former employee shall be treated as a Highly Compensated Employee if such employee was a Highly Compensated Employee when such employee incurred a Severance from Service Date, or if such employee was a Highly Compensated Employee at any time after attaining age 55.

Section 1.21                                “Hour of Service” shall mean each hour for which an Employee is directly or indirectly paid or entitled to payment by the Company or an Affiliated Company for the performance of employment duties, pursuant to the provisions of section 2530.200b-2(a)(1) of ERISA, which is incorporated herein by reference.

Section 1.22                                “Investment Fund” shall mean any one of the funds comprising the Fund.

Section 1.23                                “Non-Highly Compensated Employee”, shall mean an Employee who is not a Highly Compensated Employee.

Section 1.24                                “Normal Retirement Age” shall mean age 65.

Section 1.25                                “Participant” shall mean any Employee who meets the participation requirements of Article II.

Section 1.26                                “Participating Employer” shall mean each Affiliated Company listed on Appendix A and each other Affiliated Company which, with the consent of the Board, adopts this Plan and joins in the corresponding Trust Agreement.  An Affiliated Company which is a foreign corporation as defined in Section 7701(a)(5) of the Code may only adopt this Plan on behalf of its Employees who are citizens of the United States or resident aliens of the U.S. with U.S. source income.

Section 1.27                                “Period of Severance” shall mean a 12-consecutive month period beginning on an individual’s Severance from Service Date or any anniversary thereof and ending on the next succeeding anniversary of such date during which the individual is not credited with at least one Hour of Service.  In the case of an individual who is absent from work for maternity or paternity reasons, the 12-consecutive month period beginning on the date of such absence or the first anniversary of such absence shall not constitute a Period of Severance.  For the purposes of this Section, an absence from work for maternity or paternity reasons means an absence (a) by reason of the pregnancy of the individual, (b) by reason of the birth of a child of the individual, (c) by reason of the placement of a child with the individual in connection with the adoption of such child by such individual, or (d) for purposes of caring for such child for a period beginning immediately following such birth or placement.  In order to receive credit for absence under this Section, an individual shall provide to the Committee, in the form and manner prescribed by the Committee, information establishing (a) that the absence from work is for reasons set forth in this paragraph and (b) the number of days for which there was such an absence.  Nothing in this Section shall be construed as expanding or amending any maternity or paternity leave policy of the Employer.

Section 1.28                                “Plan” shall mean the Kerzner International North America, Inc. Retirement Savings Plan (formerly known as the Sun International North America, Inc. Retirement Savings Plan) as set forth herein and as it may from time to time be amended.

Section 1.29                                “Plan Year” shall mean a period of 12 months commencing on any January 1 and ending on the following December 31.

Section 1.30                                “Qualified Domestic Relations Order” shall mean a judgment, decree or order (including approval of a property settlement agreement) made pursuant to a state domestic relations law (including a community property law) which:

(a)                                  relates to the provision of child support, alimony payments or marital property rights to a spouse, former spouse, child or other dependent of a Participant (the “Alternate Payee”);

(b)                                 creates or recognizes the existence of the Alternate Payee’s right to, or assigns to the Alternate Payee the right to, receive all or a portion of the benefits payable to a Participant under this Plan;

(c)                                  specifies (i) the name and last known mailing address (if any) of the Participant and each Alternate Payee covered by the order, (ii) the amount or percentage of the Participant’s Plan benefits to be paid to the Alternate Payee, or the manner in which such amount or percentage is to be determined, and (iii) the number of payments or the period to which the order applies and each plan to which the order relates; and

(d)                                 does not require the Plan to (i) provide any type or form of benefit, or any option not otherwise provided under the Plan, (ii) provide increased benefits, or (iii) pay benefits to the Alternate Payee that are required to be paid to another Alternate Payee under a prior Qualified Domestic Relations Order.

Section 1.31                                “Qualified Military Service” shall mean service in the uniformed services (as defined in chapter 43 of title 38, United States Code) by any Employee if such Employee is entitled to reemployment rights under such chapter with respect to such service.

Section 1.32                                “Reemployment Commencement Date” shall mean the first day on which an individual performs an Hour of Service after incurring a Period of Severance.

Section 1.33                                “Required Distribution Date” shall mean:

(a)                                  in the case of a Participant or a former Participant who is a five-percent (5%) owner (within the meaning of section 416(i) of the Code) with respect to the Plan Year in which the Participant attains age 70½, April 1 of the calendar year following the calendar year in which the Participant attains age 70½; and

(b)                                 in the case of all other Participants, April 1 of the calendar year following the later of (i) the calendar year in which the Participant attains age 70½, or (ii) the calendar year in which the Participant has a Severance from Service Date.

Section 1.34                                “Severance from Service Date” shall mean the earlier of (a) the date on which an individual quits, retires, is discharged or dies, or (b) the first anniversary of the first day of a period in which an individual remains absent from service (with or without pay) with the Employer for any reason other than a quit, retirement, discharge or death, such as vacation, holiday, sickness, disability, leave of absence or layoff.

Section 1.35                                “Spouse” shall mean the spouse or surviving spouse of the Participant, as the context requires; provided, that a former spouse shall be treated as the spouse or surviving spouse to the extent provided under a Qualified Domestic Relations Order.

Section 1.36                                “Trust” shall mean the trust established pursuant to and forming a part of this Plan to receive and control the assets of the Plan.

Section 1.37                                “Trustee” shall mean the persons or corporation acting, at any time, as trustee of the Trust.

Section 1.38                                “Valuation Date” shall mean the last day of each calendar quarter and any other date, as determined by the Committee, that is closer to the event requiring valuation of any Investment Fund shares credited to a Participant’s Accounts under the Plan.  Notwithstanding the foregoing, for purposes of determining the amount of the benefit to be distributed to a Participant pursuant to Article XI, “Valuation Date” shall mean the date on which the Investment Funds in which the Participant’s Accounts are invested are liquidated, in accordance with uniform and nondiscriminatory procedures determined by the Committee.

Section 1.39                                “Years of Service” shall mean the service credited to an Employee for purposes of determining the Employee’s eligibility to participate in the Plan and the Employee’s vested interest in the Employee’s Accounts.  The following rules shall apply in calculating Years of Service under this Plan:

(a)                                  An Employee shall be credited with full and partial Years of Service for the period from the Employee’s Employment Commencement Date or Reemployment

Commencement Date to the Employee’s Severance from Service Date.  Years of Service shall be calculated on the basis that 12 consecutive months of employment equal one year.  For this purpose, partial years of service shall be aggregated.

(b)                                 If an Employee retires, quits or is discharged, the period commencing on the Employee’s Severance from Service Date and ending on the first date on which the Employee again performs an Hour of Service shall be taken into account, if such date is within 12 consecutive months of the date on which the Employee last performed an Hour of Service.

(c)                                  If an Employee is absent from work for a reason other than one specified in Section 1.39(b) and within 12 months of the first day of such absence, the Employee retires, quits or is discharged, the period commencing on the first day of such absence and ending on the first day the Employee again performs an Hour of Service shall be taken into account, if such day is within 12 months of the date the Employee’s absence began.

(d)                                 Notwithstanding the foregoing, if an Employee is absent for Qualified Military Service under leave granted by the Employer or Affiliated Company or required by law, and, thereafter, while the Employee’s reemployment rights are protected by law, returns to the active employment with the Employer or Affiliated Company while the Employee’s re-employment rights are protected by law or on a temporary leave of absence authorized by the Employer or Affiliated Company in accordance with standard personnel policies announced to the Employees, provided that the Employee immediately returns to the active employment with the Employer or Affiliated Company after the end of such leave of absence, the entire period of absence shall be taken into account.

(e)                                  For purposes of determining an Employee’s eligibility to participate in the Plan under Section 2.1, and the Employee’s vested interest under Section 6.2, Years of Service shall include all periods described in paragraphs (a), (b), (c) and (d) above (including those periods during which the Employee was a leased employee within the meaning of section 414(n) or 414(o) of the Code where section 414(n)(5) does not apply to negate the applicability of section 414(n) of the Code) whether or not the Employee qualified as an Employee during those periods.

(f)                                    Notwithstanding anything herein to the contrary, effective January 1, 2003, an Employee of Kerzner International California, Inc. shall be credited with prior service for eligibility and vesting purposes by treating the Employee’s original hire date with Pinehurst Resorts, Inc. or Troon Gold, L.L.P. as his Employment Commencement Date.

Notwithstanding the foregoing, years of service and partial years of service credited under the terms of the Sun International Resorts, Inc. Retirement Savings Plan immediately prior to the date that such plan was merged with and into the Plan shall be credited as Years of Service; provided, however, that service for any period shall not be counted twice.

ARTICLE II

PARTICIPATION

Section 2.1                                      Participation.  Each Eligible Employee who was a Participant in the Plan on December 31, 2001 shall remain a Participant on January 1, 2002, if he is then an Eligible Employee.  Each Employee hired on or after the Effective Date of this amendment and restatement who has attained age 21 shall become a Participant at the beginning of the next available payroll period following the date on which he completes one-quarter (1/4) of a Year of Service.

Section 2.2                                      Change of Job Classification and Transfers.  In the event a change of job classification or a transfer to an Affiliated Company results in a Participant no longer qualifying as an Eligible Employee, such Employee shall cease to be a Participant as of the effective date of such change of job classification or transfer, but the Employee shall not be deemed to have incurred a Severance from Service Date.  Should such Employee again qualify as an Eligible Employee, he shall become a Participant as of the effective date of such change.  If the Affiliated Company maintains a qualified retirement plan which permits the transfer of a Participant’s Accounts from this Plan to such plan, such Participant, upon notice in the form and at the time prescribed by the Committee, may elect to have the value of his Accounts transferred to such other plan; provided, however, that the Committee, in its sole discretion, may refuse to allow a transfer if such transfer would violate the provisions of section 411(d)(6) of the Code and the regulations thereunder.

Section 2.3                                      Re-Entry.  A Participant or an Employee who has completed one-quarter (1/4) or more of a Year of Service as of his Severance from Service Date, and who is subsequently reemployed by the Employer, shall resume or become a Participant on the first day of the payroll period next following the date he is reemployed.  An Employee who has not completed a Year of Service as of his Severance from Service Date, and who is subsequently reemployed by the Employer, shall be eligible to participate as provided in section 2.1; provided, however, that service prior to the Employee’s Severance from Service Date shall be canceled if he has incurred a Period of Severance of 5 consecutive years.

ARTICLE III

CONTRIBUTIONS

Section 3.1                                      General Requirements.  Participants are not required to make Contributions hereunder.  In order to make Contributions, a Participant shall make an election, in the manner prescribed by the Committee, to reduce Compensation and make Deferral Contributions in accordance with the provisions of this Article III, which shall become effective on the first day of the payroll period next following the receipt of such election or as otherwise prescribed by the Committee.  Notwithstanding the foregoing, the Committee, in its sole discretion, may amend or revoke a Participant’s election at any time, if the Committee determines that Contributions or allocations to such Participant’s Account would otherwise exceed the limitations of Article V.

Section 3.2                                      Deferral Contributions.  A Participant shall be eligible to contribute Deferral Contributions into the Fund each Plan Year in accordance with the following subsections:

(a)                                  A Participant’s Deferral Contributions into the Fund shall be any amount up to 100% of the Compensation otherwise payable to the Participant during each payroll period and contributed into the Fund.

(b)                                 A Participant who attains age 50 prior to the end of a Plan Year may elect to authorize the Employer, in accordance with procedures established by the Committee and subject to any limitations imposed by the Committee, to make additional Deferral Contributions to the Plan by reducing his Compensation for any pay period or periods by an amount not to exceed $1,000 in any Plan Year (or such other amount as may be applicable under section 414(v) of the Code), reduced by, to the extent required by applicable Treasury regulations, any other elective deferrals contributed on the Participant’s behalf pursuant to section 414(v) of the Code for the Plan Year; provided, however, that Deferral Contributions shall be treated for purposes of applying the limitations of Articles V and XII as contributed under subsection (a) above in lieu of this subsection unless the Participant is unable to make additional Deferral Contributions under subsection (a) above for the Plan Year due to limitations imposed by the Plan or applicable federal law.

Section 3.3                                      Discretionary Profit Sharing Contributions.  Each Employer may contribute such amounts, if any, as shall be determined by its board of directors, in its sole discretion, on behalf of its Employees who participate in the Plan.  Discretionary Profit Sharing Contributions shall be allocated, as of the last day of such Plan Year, to the Discretionary Profit Sharing Contribution Account of each eligible Participant who was employed during the Plan Year in the proportion that each such Participant’s Compensation for the Plan Year bears to the total Compensation of all such Participants for the Plan Year.

Section 3.4                                      Matching Contributions.  The Company, at its discretion, may make Matching Contributions to the Plan on behalf of Employees who participate in the Plan in an amount not to exceed fifty percent (50%) of each Participant’s first 4% of Compensation payable to the Participant during each payroll period and contributed as Deferral Contributions pursuant to Section 3.2(a); provided, however, that a Participant shall be eligible to receive a Matching Contribution for a payroll period only if he is employed on the last day of such payroll period.  Notwithstanding the foregoing, effective January 1, 2003, the amount of the Matching Contributions shall be one-hundred percent (100%) of each Participant’s Deferral Contributions made pursuant to Section 3.2(a), up to 2% of Compensation payable to the Participant during each payroll period; provided, however, that a Participant shall be eligible to receive a Matching Contribution for a payroll period only if he is employed on the last day of such payroll period.  No Matching Contributions shall be made to the Plan with respect to any Deferral Contributions made pursuant to Section 3.2(b).

Section 3.5                                      Rollover Contributions.  The Plan shall accept, as “Rollover Contributions” made on behalf of any Eligible Employee, cash equal to (1) all or a portion of the amount received by the Eligible Employee as a distribution (excluding the portion of any such distribution that consists of after-tax employee contributions) from an eligible rollover plan (as defined in Section 11.10(b)(ii)), or (2) an amount transferred directly to the Plan (pursuant to section 401(a)(31) of the Code) on the Eligible Employee’s behalf by the trustee of an eligible rollover plan (as defined in Section 11.10(b)(ii)), but only if the deposit qualifies as a rollover as defined in section 402 of the Code (or, section 408 of the Code, with respect to a rollover from an individual retirement account described in section 408(a) of the Code or an individual retirement annuity described in section 408(b) of the Code).

If the amount received does not qualify as a Rollover Contribution, the amount shall be refunded to the Eligible Employee.

Section 3.6                                      Limitation on Deferral Contributions.  Notwithstanding anything contained herein to the contrary, a Participant’s total Deferral Contributions made pursuant to Section 3.2(a) together with elective deferrals (as defined in section 402(g) of the Code) under any other plan or arrangement maintained by the Employer or an Affiliated Company during any calendar year, excluding elective deferrals made to any such plan pursuant to section 414(v) of the Code, shall not exceed the dollar limitation in effect under section 402(g) of the Code for any calendar year.

Section 3.7                                      Return of Deferral Contributions.  If the Participant’s Deferral Contributions made under Section 3.2(a) and his elective deferrals made under any other qualified cash or deferred arrangement maintained pursuant to section 401(k) of the Code for a taxable year, exceed the maximum dollar amount excludable from gross income under section 402(g) of the Code (after any Deferral Contributions have been returned to the Participant pursuant to Article V), the Participant shall allocate to the Plan or to such other qualified cash or deferred arrangement the excess deferrals.  The Participant shall notify the Committee of such allocation in writing no later than the March 1 following the Participant’s taxable year in which the excess deferrals were made.  If the sum of a Participant’s elective deferrals from the Plan and any other plan or arrangement maintained by the Employer or an Affiliated Company exceed the maximum dollar amount excludable from gross income under section 402(g) of the Code for the

calendar year, the Participant shall be deemed to have notified the Committee of such excess deferrals.   Notwithstanding any other provisions of the Plan, not later than the April 15 following the close of the taxable year, the Committee may cause the Trustee to distribute to the Participant the excess deferrals (adjusted for any income or loss attributable thereto and subject, however, to the withholding of taxes and other amounts as though such amounts were current remuneration) allocated to the Plan by the Participant pursuant to this Section.  In the event a Participant receives a distribution of excess Deferral Contributions pursuant to this Section 3.7, the Participant shall forfeit any Matching Contributions (plus income thereon determined as described in Section 5.5(e)) allocated to the Participant by reason of the distributed Deferral Contributions.  For purposes of determining the necessary forfeiture, Matching Contributions previously distributed pursuant to Section 5.5(d) shall be treated as forfeited under this Section 3.7.

Section 3.8                                      Contributions to the Fund.  Amounts representing a Participant’s Deferral Contributions shall be deducted from payrolls pursuant to a salary reduction agreement between the Employer and the Participant, and such amounts shall be contributed to the Fund as soon as administratively practicable, but in no event later than the 15th business day of the month following the month in which such Deferral Contributions were withheld from the Participant’s Compensation.  Discretionary Profit Sharing Contributions shall be made no later than the last date on which amounts so paid may be deducted for federal income tax purposes for the taxable year of the Employer in which the Plan Year ends.  Matching Contributions for any payroll period shall normally be contributed to the fund as soon as administratively practicable, but in no case later than the time prescribed by law for taking a deduction for federal income tax purposes.   Qualified Employer Contributions for any Plan Year shall be made no later than 12 months after the close of the Plan Year to which the contribution relates, unless otherwise prescribed by law.  The requirements of this section 3.7 shall not apply to contributions made pursuant to section 3.14.

Section 3.9                                      Suspension or Change in Rates of Contributions.  A Participant may suspend or change the rate of his Deferral Contributions by submitting a request, in the manner and at the times prescribed by the Committee, prior to the first day of the payroll period as of which the suspension or change is to become effective.  All Contributions by a Participant shall be suspended without any request on his part for any month in which he is on leave of absence without Compensation.  Such suspension shall continue until the first day of the month following the termination of such leave, and Participants shall not be permitted to pay suspended Contributions.

Section 3.10                                Deductibility of Contributions.  Contributions under the Plan are conditioned upon their deductibility under section 404 of the Code and, to the extent the deduction is disallowed, shall be returned to the Employer or the Participant as appropriate within one year after the disallowance of the deduction.  For purposes of this Section, a Contribution which is not deductible in the current taxable year of the Employer but may be deducted in taxable years of the Employer subsequent to the year in respect of which it is made, shall not be considered to be disallowed.  Notwithstanding the foregoing, the maximum amount which may be returned to the Employer or a Participant shall be the value of the Contribution on the date it is returned.

Section 3.11                                Mistake.  In the case of a Contribution which is made under a mistake of fact, such Contribution shall be returned to the Employer or the Participant, as appropriate, within one year after the payment of the Contribution.  Notwithstanding the foregoing, the maximum amount which may be returned to the Employer or a Participant shall be the value of the Contribution on the date it is returned.

Section 3.12                                Contributions Conditioned on Plan Qualification.  All Contributions under the Plan are conditioned on the initial qualification of the Plan under sections 401(a) and 401(k) of the Code, and if the Plan is found not to so qualify, it shall be terminated in accordance with the provisions of Section 14.2 and the Fund shall be distributed to the Participants and the Employer, as appropriate, within one year after the denial of such qualification.

Section 3.13                                Records.  All Contributions transferred to the Trustee under the Plan shall be accompanied by instructions from the Committee to the Trustee that:  (a) identify the Participant on whose behalf the Contribution is being made; and (b) state whether the Contribution represents a Deferral Contribution under Section 3.2, a Discretionary Profit Sharing Contribution under Section 3.3 or a Matching Contribution under Section 3.4.

Section 3.14                                Contributions For Periods of Military Service.  Notwithstanding any provision of this Plan to the contrary, all contributions with respect to periods of Qualified Military Service shall be provided in a manner consistent with Code section 414(u), as follows:

(a)                                  Deferral Contributions.  The Employer shall permit a reemployed Participant (who is reemployed while his reemployment rights are protected by law) to make additional Deferral Contributions during the period which begins on the date of the reemployment of such Participant and has the same length as the lesser of:

(i)                                     the product of 3 and the period of Qualified Military Service which resulted in such rights, and

(ii)                                  5 years.

The amount of additional Deferral Contributions permitted under this subsection (a) is the maximum amount of the Deferral Contributions that the Participant would have been permitted to make under the Plan during the period of Qualified Military Service if the Participant had continued to be employed by the Employer during such period and received compensation as determined under subsection (e).  Proper adjustment shall be made to the amount determined under the preceding sentence for any Deferral Contributions actually made during the period of such Qualified Military Service.

(b)                                 Discretionary Profit Sharing Contributions.  The Employer shall contribute to the Plan on behalf of a Participant an amount equal to the Discretionary Profit

Sharing Contribution that would have been allocated under Section 3.3 had the Participant continued to be employed and received Compensation during the applicable period of military service.

(c)                                  Matching Contributions.  The Employer shall make a Matching Contribution on behalf of a Participant with respect to any additional Deferral Contributions made by the Participant pursuant to subsection (a) on the same basis Matching Contributions would have been made under Section 3.4 had such Deferral Contributions actually been made during the period of Qualified Military Service.

(d)                                 Qualified Employer Contributions.  The Company shall contribute to the Plan, on behalf of each Participant who returns from Qualified Military Service as described in Section 1.31, an amount equal to the Qualified Employer Contributions that would have been required under Section 3.15 had such Participant continued to be employed and received Compensation during the period of Qualified Military Service.

(e)                                  Limitation on Crediting of Earnings and Forfeitures.  Nothing in this Section 3.14 shall be construed as requiring (i) any crediting of earnings to a Participant with respect to any Deferral Contribution, Discretionary Profit Sharing Contribution or Matching Contribution before such contribution is actually made, or (ii) any allocation of any forfeiture with respect to the period of Qualified Military Service.

(f)                                    Compensation.  For purposes of this Section 3.14, a reemployed Participant shall be treated as receiving Compensation and 415 Compensation during a period of Qualified Military Service equal to:

(i)                                     the Compensation and 415 Compensation the Participant would have received during such period if the Participant were not in Qualified Military Service, determined based on the rate of pay the Participant would have received from the Employer but for absence during the period of Qualified Military Service, or

(ii)                                  if the Compensation and 415 Compensation the Participant would have received during such period was not reasonably certain, the Participant’s average Compensation during the 12-month period immediately preceding the Qualified Military Service (or, if shorter, the period of employment immediately preceding the Qualified Military Service).

(g)                                 Inapplicability of Certain Limitations.  If any contributions are made by a Participant or the Employer in accordance with this Section 3.14:

(i)                                     any such contribution shall not be subject to any otherwise applicable limitation contained in, and the Plan shall not be treated as failing to meet the requirements of, Section 3.6, 5.6, 5.8, and shall not be taken into account in applying such limitations to other contributions or benefits under the Plan with respect to the year in which the contribution is made;

(ii)                                  any such contribution shall be subject to the limitations referred to in subparagraph (g)(i) with respect to the year to which the contribution relates (in accordance with rules prescribed by the Secretary of the Treasury); and

(iii)                               the Plan shall not be treated as failing to meet the requirements of Sections 5.2, 5.4 and 5.5 or Article XII by reason of such contributions.

Section 3.15                                Qualified Employer Contributions.  The Company may, in its discretion, make Qualified Employer Contributions for a Plan Year that (a) shall be allocated to some or all Non-Highly Compensated Employees who have met the eligibility requirements of Article II pro rata on the basis of the Deferral Contributions or Compensation for the Plan Year or in a uniform dollar amount, as determined by the Company, in an amount that is necessary to help satisfy any or all of the tests in Sections 5.2, 5.4 or 5.5 or (b) shall be allocated in the manner prescribed by the Company to correct any operational or demographic failure pursuant to any correction program or policy established by the Internal Revenue Service or the Department of Labor.

ARTICLE IV

PARTICIPANT ACCOUNTS

Section 4.1                                      Deferral Account.  Deferral Contributions made on behalf of a Participant shall be allocated to his Deferral Account and shall be invested in accordance with the provisions of Article VII.

Section 4.2                                      Discretionary Profit Sharing Contribution Account.  Discretionary Profit Sharing Contributions made on behalf of a Participant shall be allocated to his Discretionary Profit Sharing Contribution Account and shall be invested in accordance with the provisions of Article VII.

Section 4.3                                      Matching Account.  Matching Contributions made on behalf of a Participant shall be allocated to his Matching Account and shall be invested in accordance with the provisions of Article VII.

Section 4.4                                      Qualified Employer Contribution Account.  Qualified Employer Contributions made on behalf of a Participant in respect of any Plan Year shall be allocated to his Qualified Employer Contribution Account and shall be invested in accordance with the provisions of Article VII.

Section 4.5                                      Rollover Account.   Rollover Contributions transferred to the Plan on a Participant’s behalf pursuant to Section 3.5 shall be allocated to the Participant’s Rollover Account and shall be invested in accordance with the provisions of Article VII.

Section 4.6                                      Maintenance of Accounts.  With respect to each Participant, the Trustee shall maintain separately the Accounts referred to in Sections 4.1, 4.2, 4.3, 4.4 and 4.5.  The Committee shall furnish the Trustee with instructions in accordance with Section 3.13 enabling the Trustee to allocate properly all Contributions under the Plan to said Accounts.  In making such allocation, the Trustee shall be fully entitled to rely on the instructions furnished by the Committee and shall be under no duty to make any inquiry or investigation with respect thereto.

Section 4.7                                      Statements.  The Trustee shall furnish each Participant statements at least annually reflecting the current fair market value of the Participant’s Accounts under the Plan.

ARTICLE V

LIMITATIONS ON CONTRIBUTIONS AND ALLOCATIONS

Section 5.1                                      General Requirements.  For any Plan Year, (a) Contributions under the Plan shall not exceed the limitations on deductions imposed under section 404(a)(3) of the Code; (b) the Plan shall satisfy the coverage requirements of section 410(b)(1) of the Code; (c) the Plan shall satisfy the average deferral percentage test set forth in Section 5.2; (d) the Plan shall satisfy the average contribution percentage test set forth in Section 5.4; and (e) the Plan shall satisfy the limitation on use of percentage tests set forth in Section 5.5 when applicable.

Section 5.2                                      Average Deferral Percentage Test.  The average deferral percentage for Highly Compensated Employees who are Participants for the Plan Year shall not exceed the greater of (a) or (b) as follows:

(a)                                  The average deferral percentage for the current Plan Year for Participants who are Non-Highly Compensated Employees, multiplied by 1.25, or

(b)                                 The average deferral percentage for the current Plan Year for all Participants who are Non-Highly Compensated Employees, multiplied by 2.0; provided that the average deferral percentage for Highly Compensated Employees who are Participants may not exceed the average deferral percentage for Non-Highly Compensated Employees who are Participants by more than two percentage points.

Notwithstanding the foregoing, the average deferral percentage test for 2002 shall be performed based on the average deferral percentage for the prior Plan Year for Participants who are Non-Highly Compensated Employees.

Section 5.3                                      Average Deferral Percentage.  For purposes of Section 5.2, the term “average deferral percentage” as applied to a specified group of Participants shall mean the average of the ratios, calculated separately for each such Participant in such group of:

(a)                                  the amount of (i) Deferral Contributions (excluding any Deferral Contributions taken into account in determining the average contribution percentage in Section 5.4(a), distributed to a Non-Highly Compensated Employee pursuant to a claim for distribution under Section 3.7, returned to the Participant pursuant to Section 5.6(c), contributed pursuant to Section 3.2(b) and any other elective deferrals made pursuant to section 414(v) of the Code), plus (ii) at the election of the Employer, the amount of Qualified Employer Contributions paid to the Plan on behalf of each such Participant for such Plan Year, to

(b)                                 the Participant’s Compensation for such Plan Year; provided, however, that the Committee may determine, for any Plan Year, to consider only that Compensation paid to a Participant while he was a Participant in the Plan.

For the purposes of this Section, the deferral percentage of a Highly Compensated Employee who is a Participant under this Plan and who has made elective deferrals under any other qualified cash or deferred arrangement (excluding plans that are not permitted to be aggregated under Treas. Reg. §1.401(k)-1(b)(3)(ii)(B)) maintained by the Employer or an Affiliated Company pursuant to section 401(k) of the Code shall be the sum of his deferral percentages under all such plans.

Section 5.4                                      Average Contribution Percentage Test.  The term “average contribution percentage test” shall mean the numerical test set forth in Section 5.2 substituting for the term “average deferral percentage” the term “average contribution percentage.” Notwithstanding the foregoing, the average contribution percentage test for 2002 shall be performed based on the average contribution percentage for the prior Plan Year for Participants who are Non-Highly Compensated Employees.

(a)                                  The term “average contribution percentage” as applied to a specified group of Participants shall mean the average of the ratios, calculated separately for each such Participant in such group of:

(i)                                     the amount of (a) Matching Contributions paid to the Plan on behalf of such Participant for such Plan Year (excluding Matching Contributions that are distributed or returned to the Company under Section 3.7 or 5.6), plus (B) at the discretion of the Company, Deferral Contributions made under Section 3.2(a) (excluding elective deferrals made pursuant to section 414(v) of the Code), plus, at the election of the Employer, Qualified Employer Contributions paid to the Plan on behalf of such Participant for such Plan Year, to

(ii)                                  the Participant’s Compensation for such Plan Year; provided, however, that the Committee may determine to consider only that Compensation paid to a Participant while he was a Participant in the Plan.

(b)                                 Deferral Contributions may be taken into account under this Section only to the extent necessary to satisfy the average contribution percentage test, and only to the extent that the Plan continues to satisfy the average deferral percentage test set forth in Section 5.2 without taking into account such Deferral Contributions.

(c)                                  Matching Contributions may be taken into account under this Section only the extent that they are not used to satisfy the average deferral percentage test.

(d)                                 If a Highly Compensated Employee participates in any other plan of the Employer to which Employer matching contributions, Employee contributions or elective deferrals are made, all such contributions shall be aggregated for purposes of this Section (excluding plans that are not permitted to be aggregated under Treas. Reg. §1.401(m)-1(b)(3)(ii)).

Section 5.5                                      Correction of Excess Contributions.

(a)                                  Excess Deferral Contributions shall be returned to Highly Compensated Employees in the manner set forth in Section 5.5(c) hereof if the limitations under Section 5.2 or 5.4 are exceeded.  Excess Deferral Contributions to be returned to Highly Compensated Employees shall be determined by:

(i)                                     reducing the actual deferral percentage of Highly Compensated Employee(s) with the highest average deferral percentage until the nondiscrimination test of Section 5.2 has been satisfied or until the actual deferral percentage of such Highly Compensated Employee(s) is equal to the actual deferral percentage of the Highly Compensated Employee with the next highest average deferral percentage;

(ii)                                  repeating the process in paragraph (i) above until the nondiscrimination test of Section 5.2 is satisfied; and

(iii)                               converting into a dollar amount any reduction in the actual deferral percentage of each affected Highly Compensated Employee.

(b)                                 The amount of excess Matching Contributions to be returned to Highly Compensated Employees shall be determined in the manner set forth in Section 5.5(a) above.  Excess Matching Contributions, if any, shall be returned to Highly Compensated Employees in the manner set forth in Section 5.5(d) hereof.

(c)                                  Should the average deferral percentage of Highly Compensated Employees for a Plan Year exceed the restrictions described in Section 5.2, the excess Highly Compensated Employees’ Deferral Contributions (determined under Section 5.5(a)) shall be distributed from the Deferral Account of the Highly Compensated Employee(s) with the greatest amount of Deferral Contributions for the Plan Year or until the Deferral Contributions made by such Highly Compensated Employee(s) equals the Deferral Contributions made by the Highly Compensated Employee(s) with the next greatest amount of Deferral Contributions for the Plan Year.  Distributions shall first be made with respect to Deferral Contributions that are not taken into account in determining Matching Contributions pursuant to Section 3.4.  This process shall be repeated until all the excess Deferral Contributions attributable to the applicable test have been distributed.  For purposes of this subsection (c), Deferral Contributions made under Section 3.2(b) and any other elective deferrals made pursuant to section 414(v) of the Code shall not be taken into account.

(d)                                 Notwithstanding the foregoing, at the election of the Committee and in accordance with rules uniformly applicable to all affected Participants, the average deferral percentage reduction described in this Section may be accomplished, in whole or in part, by recharacterizing the excess Deferral Contributions as Deferral Contributions made under Section 3.2(b) to the extent permitted by Code section 414(v) and regulations issued thereunder.  In the event a Participant’s excess Deferral Contributions are recharacterized as Deferral Contributions made under Section 3.2(b) pursuant to this subsection (d), the Participant shall forfeit any Matching Contributions (plus income thereon determined as described in Section 5.5(e)) allocated to the Participant by reason of the recharacterized Deferral Contributions.

(e)                                  Should the average contribution percentage of Highly Compensated Employees for a Plan Year exceed the restrictions described in Section 5.3, the excess Highly Compensated Employees’ Matching Contributions (determined under Section 5.5(b)) shall be distributed or, if forfeitable, forfeited from the Matching Account of the Highly Compensated Employee with the greatest actual contribution percentage in the manner described in section 5.5(c) hereof.  Amounts to be forfeited shall include a proportionate share of earnings.

(f)                                    The distribution or forfeiture of excess Contributions pursuant to subsection (c) or (d) above shall be made within two and one half (2-1/2) months following the close of such Plan Year, if administratively practicable, but in no event later than the last day of the twelve month period following the close of such Plan Year.  Any Matching Contributions (excluding Matching Contributions that are distributed or forfeited pursuant to the provisions of subsection (d)) plus related earnings that have been allocated to a Participant on account of excess Deferral Contributions that are returned pursuant to subsection (c) shall be forfeited.  Amounts forfeited shall, at the discretion of the Committee, be used to (i) pay any administrative expenses of the Plan, (ii) fund benefits required to be restored under Section 9.3 or (iii) reduce the Employer’s obligation to make Matching Contributions allocated under Section 3.4.

(g)                                 Notwithstanding anything in this Section to the contrary, for any Highly Compensated Employee who is an active Participant in the Plan while simultaneously eligible to participate in any other qualified retirement plan maintained by the Employer or an Affiliated Company (excluding any such plan which is not permitted to be aggregated with the Plan pursuant to Treas. Reg. §1.401(k)-1(b)(3)(ii)(B) or §1.401(m)-1(b)(3)(ii)) under which the Employee has made employee contributions or elective deferrals, or is credited with employer matching contributions for the year, the Committee shall coordinate corrective actions under this Plan and such other plan for the year.

Section 5.6                                      Maximum Allocation to Participants.

(a)                                  Notwithstanding any other provision of this Plan, the amount of the Annual Addition to each Participant’s Accounts for any Plan Year may not exceed the lesser of:

(i)                                     $40,000 (as adjusted under section 415(d) of the Code), or

(ii)                                  one-hundred percent (100%) of the total 415 Compensation paid to the Participant during a Plan Year.

(b)                                 For purposes of this Section, “Annual Addition” means (i) the sum of all contributions by the Participant or by the Employer or an Affiliated Company hereunder or under any other defined contribution plan maintained by either, except elective deferrals distributed pursuant to Section 3.7 or Deferral Contributions made pursuant to Section 3.2(b) or any other elective deferrals made pursuant to section 414(v) of the Code; (ii) all forfeitures allocated to the Participant’s accounts under such plans; and (iii) all amounts described in sections 415(1)(1) (relating to contributions allocated to individual medical accounts which are part of a pension or annuity plan) and 419A(d)(2) (relating to post-retirement medical or life insurance benefit accounts for key employees of the Code.

(c)                                  If a Participant’s Annual Addition exceeds the amount specified in Section 5.8(a), as a result of the reallocation of forfeitures, a reasonable error in estimating the Participant’s Compensation, a reasonable error in determining the amount of elective deferrals (within the meaning of section 402(g) of the Code) or such other circumstances as permitted by law, the Committee shall determine which portion, if any, of such excess amount is attributable to the Participant’s Deferral Contributions, and/or Discretionary Profit Sharing Contributions, and/or Matching Contributions and/or Qualified Employer Contributions, if any, until such amount has been exhausted.  To the extent any portion of a Participant’s Deferral Contributions are determined to be excess under this Section, such Deferral Contributions, with income thereon, shall be returned to the Participant as soon as administratively practicable.  To the extent any portion of the Discretionary Profit Sharing Contributions, Matching Contributions or Qualified Employer Contributions allocable to a Participant are determined to be excess under this Section, while the Participant remains an Eligible Employee, his excess Discretionary Profit Sharing Contributions, Matching Contributions, and/or Qualified Employer Contributions shall be held in a suspense account (which shall share in investment gains and losses of the Fund) by the Trustee until the following Plan Year (or any succeeding Plan Years), at which time such amounts shall be allocated to the Participant’s Accounts before any Discretionary Profit Sharing Contributions, Matching Contributions or Qualified Employer Contributions are made on his behalf for the Plan Year.  When the Participant ceases to be an Eligible Employee, his excess Discretionary Profit Sharing Contributions and/or Matching Contributions and/or Qualified Employer Contributions held in the suspense account shall be allocated in the following Plan Year (or any succeeding Plan Years) to the Accounts of other Participants in the Plan.  Furthermore, the Committee shall perform any other actions as may be necessary to preserve the Plan’s status as a qualified plan.

Section 5.7                                      Aggregation.  For purposes of Sections 5.2, 5.4 and 5.5, the Plan shall be aggregated and treated as a single plan with other plans maintained by the Employer or an Affiliated Company to the extent that the Plan is aggregated with any such other plan for purposes of satisfying section 410(b) (other than section 410(b)(2)(a)(ii)) of the Code.

ARTICLE VI

THE TRUST

Section 6.1                                      Establishment of Trust.  All assets of the Plan shall be held in the Trust forming a part of the Plan established by the execution of a trust agreement by and between the Company and the Trustee.  No part of the principal or income of the Trust shall be used for, or diverted to, purposes other than the exclusive benefit of the Participants and their beneficiaries and defraying reasonable expenses of administering the Plan to the extent not otherwise paid by the Company.  No person shall have any interest in or right to any part of the earnings of the Fund, or any right in, or to, or under the Trust or any part of the assets thereof, except as and to the extent expressly provided in the Plan.

Section 6.2                                      Removal of Trustee.  All Contributions under the Plan received by the Trustee together with any earnings thereon, shall be held, managed and administered by the Trustee in accordance with the terms and conditions of the Trust Agreement.  The Committee may remove the Trustee at any time upon such notice as is required by the Trust Agreement.  Upon such removal or upon resignation of the Trustee, the Committee shall designate a successor Trustee.

Section 6.3                                      Investment Funds.  The Fund shall consist of separate Investment Funds selected by the Committee.  The Committee may, in its discretion, establish additional funds and may terminate any fund from time to time.  The Investment Funds may include, but shall not be limited to, funds managed by the Trustee, or by an Investment Company regulated under the Investment Company Act of 1940.  The Investment Funds may, in whole or in part, be invested in any common, collective, or commingled trust fund maintained by the Trustee, which is invested principally in property of the kind specified for that particular Investment Fund and which is maintained for the investment of the assets of plans and trusts which are qualified under the provisions of section 401(a) of the Code and exempt from Federal taxation under the provisions of section 501(a) of the Code, and during such period of time as an investment through any such medium exists the declaration of trust of such trust shall constitute a part of the Trust.

Section 6.4                                      Investment Direction.  All Contributions under the Plan that are allocated to any separate Account of a Participant in accordance with Article IV shall be invested by the Trustee in shares of the Investment Funds as directed by the Participant pursuant to Article VII, which shares shall be credited to the Participant’s separate Account.  If the Participant fails to direct any assets held in his Accounts, such assets shall be invested as directed by the Committee or its delegate.

Section 6.5                                      Reinvestment of Income.  All interest, dividends, capital gains, distributions and other income received with respect to any shares of an Investment Fund credited to any separate Account of a Participant under the Plan shall be reinvested by the Trustee in additional shares of the same Investment Fund and credited to the Participant’s separate Account.

ARTICLE VII

INVESTMENT DIRECTIONS

Section 7.1                                      Investment of Contributions. Investments of a Participant’s Contributions shall be made in such percentages as the Participant may direct to the Investment Funds available.  The percentage allocation of a Participant’s future Contributions to be paid into and invested in the Investment Funds may be changed not more frequently than once each pay period in the manner prescribed by the Committee.

Section 7.2                                      Investment of Rollover Account.  In accordance with rules and regulations issued by the Committee, each Participant shall have the right to direct that his Rollover Account, if any, be invested in the manner prescribed in Section 7.1.

Section 7.3                                      Transfer of Investments.  A Participant may, in the manner and at the times prescribed by the Committee, transfer any portion, in whole percentage increments, of his interest in any Investment Fund to any one or a combination of the other Investment Funds.

Section 7.4                                      Notice.  Any direction or notice pursuant to Section 7.1, 7.2 and/or 7.3 shall be made in accordance with such rules as may be established by the Committee.

Section 7.5                                      Reliance on Investment Direction.  All investment directions or notices by Participants pursuant to Section 7.1, 7.2 or 7.3 shall be furnished by the Participant directly to the Trustee in the manner prescribed by the Trustee or timely furnished by the Committee to the Trustee.  In making any investment of Plan assets, the Trustee shall be fully entitled to rely on such directions or notices furnished by the Participant or the Committee.

Section 7.6                                      Fiduciary Responsibility.  This Plan is intended to constitute a plan described in section 404(c) of the Employee Retirement Security Act of 1974, as amended, and Title 29 of the Code of Federal Regulations §2550.404c-1.  Neither the Company, the Employer, the Committee, the Trustee nor any other Plan fiduciary shall be liable for any losses which are the direct and necessary result of investment instructions provided by any Participant, beneficiary or Alternate Payee.

ARTICLE VIII

CREDITS TO PARTICIPANTS

Section 8.1                                      Crediting of Accounts.  Contributions by or for a Participant shall be credited to his Accounts as provided in Article IV.  The Committee or its delegate shall keep appropriate records so that the distinction between Accounts and amounts attributable to each may be maintained as credits are shifted from one Investment Fund to another pursuant to Article VII.

Section 8.2                                      Valuation of Funds.  For purposes of distributions to a Participant or his Beneficiary, the amount of any Investment Fund shares credited to a separate Account of a Participant shall be determined by the fair market value of the shares as of the following dates:

(a)                                  in the case of a withdrawal payment of amounts from an Investment Fund, on the Valuation Date coinciding with or immediately preceding the effective date of the withdrawal payment; and

(b)                                 in the case of a distribution under Article XI, the Valuation Date related to the date of distribution.

Section 8.3                                      Commingling of Assets.  The Trustee may hold a Participant’s Accounts in one or more commingled funds if accounting records are maintained in such a form that all investment events, including both realized and unrealized gains and losses as well as receipt of dividends and interest, occurring during each interval between Valuation Dates will be allocated to the Participant’s Account or Accounts with respect to which such investment event or events occurred.

ARTICLE IX

VESTING

Section 9.1                                      Vesting Schedule.

(a)                                  A Participant shall be fully vested in the balance of his Deferral Account and his Qualified Employer Contribution Account at all times.

(b)                                 A Participant hired by the Employer prior to January 1, 1998 shall vest in amounts contributed to his Discretionary Profit Sharing Contribution Account and Matching Account during a Plan Year (including subsequent earnings and losses on these amounts) in accordance with the following schedule:

Years of Service	Vested Interest
Less than 1	0%
1	33-1/3%
2	66-2/3%
3	100%

(c)                                  A Participant hired by the Employer on or after January 1, 1998 shall vest in amounts contributed to his Discretionary Profit Sharing Contribution Account and Matching Account during a Plan Year (including subsequent earnings and losses on these amounts) in accordance with the following schedule:

Years of Service	Vested Interest
Less than 1	0%
1	20%
2	40%
3	60%
4	80%
5 or more	100%

(d)                                 A Participant’s interest in his Discretionary Profit Sharing Contribution Account and Matching Account shall in any case become 100% vested upon his attainment of Normal Retirement Age or upon the occurrence of a Disability or death.

Section 9.2                                      If a Participant has received a distribution from his Discretionary Profit Sharing Contribution Account or his Matching Account, at a time when he has less than a one hundred percent (100%) vested interest in such Account, his vested interest in such Account at all times prior to the date on which he incurs a Period of Severance of 5 consecutive years, shall be an amount “X” determined by the formula X=P(AB+(RxD))-(RxD), when:

“P” =                        the Participant’s vested interest as determined under subsection (b) on the date of reference.

 “AB” =          the balance, as of the date of reference, of the Participant’s Discretionary Profit Sharing Contribution Account or Matching Account.

“D” =                      the amount of the distribution.

“R” =                       the ratio of AB to the balance, immediately following the distribution, of the Participant’s Discretionary Profit Sharing Contribution Account or Matching Account.

In the event that the Participant has received more than one such distribution, his vested interest in such Account shall be an amount “X(n)” determined by the formula

X(n)=P[AB+((R(1)xD(1))+(R(2)xD(2))+...+(R(n)xD(n))]-[(R(1)xD(1))+(R(2)xD(2))+...+ (R(n)xD(n))], when D(1) is the amount of the first such distribution, D(2) is the amount of the second such distribution, and so forth, and R(1) is the ratio of the AB to the balance of the Discretionary Profit Sharing Contribution Account or Matching Account following the first distribution, R(2) is the ratio of AB to the balance of the Discretionary Profit Sharing Contribution Account or Matching Account immediately following the second distribution, and so forth.

Section 9.3                                      Effect of Periods of Severance for Vesting Purposes.  For purposes of determining a Participant’s vested interest in his Discretionary Profit Sharing Account and his Matching Account, the following rules shall apply:

(a)                                  Except as otherwise provided in this Section, in the case of any Participant who has incurred a Period of Severance and is subsequently reemployed by the Employer, Years of Service and any partial Year of Service before the Participant’s Severance from Service Date shall be aggregated with Years of Service and any partial Year of Service after the Participant’s Reemployment Commencement Date.

(b)                                 In the case of any Participant who is reemployed after incurring five consecutive Periods of Severance, Years of Service after such five-year period shall not be taken into account for the purposes of determining the vested interest attributable to Matching Deposits made before such five-year period.

Section 9.4                                      Forfeitures.

(a)                                  If a Participant is not fully vested in his Discretionary Profit Sharing Account and Matching Account as described in Section 9.1 at the time he incurs a Severance from Service Date, the unvested portion of the Participant’s Accounts shall be forfeited as of the earlier of:

(i)                                     the date on which he receives a distribution of his entire vested interest in his Accounts; or

(ii)                                  the last day of the Plan Year in which he incurs five consecutive year Period of Severance.

A Participant whose vested Account balance is zero shall be deemed to have received a distribution of his Accounts as of his Severance from Service Date.

(b)                                 If a Participant is rehired by the Employer before incurring Period of Severance of 5 consecutive years, any amount forfeited under subsection (a) shall be restored to his Discretionary Profit Sharing Account and Matching Account; provided, however, that, if the Participant has previously received a distribution of the nonforfeitable portion of his Discretionary Profit Sharing Account and Matching Account, such restoration shall occur if, and only if, he repays the full amount of such distribution prior to the earlier of (i) the fifth anniversary of the date of his reemployment with the Employer; or (ii) his incurrence of  five consecutive Periods of Severance.   Such restoration shall be made from currently forfeited amounts in accordance with subsection (a), or from additional contributions by the Employer.

(c)                                  Amounts forfeited in accordance with subsection (a) or Section 3.7 in a Plan Year shall be used to first restore future amounts required to be restored in accordance with subsection (b) with respect to the Plan Year.  After such restoration, if any, is made, such amounts shall be used to reduce future Discretionary Profit Sharing Account and Matching Contributions made by the Employer by which the former Participant was employed, or to defray administrative costs of the Plan as determined by the Company.

ARTICLE X

WITHDRAWALS AND LOANS

Section 10.1                                Withdrawals.  A Participant may request a withdrawal of up to the entire amount in his Accounts upon giving notice in the manner and at the time prescribed by the Committee.  All such withdrawals shall be subject to the following limitations:

(a)                                  Except as provided in subsection (b) below, no amounts may be withdrawn from a Participant’s Accounts unless he has attained age 59-1/2.  A Participant who has attained age 59-1/2 may withdraw all or a portion of the his vested Accounts at any time, exclusive of the amount of any outstanding loan under Section 10.3.

(b)                                 If the Committee determines, on a uniform, nondiscriminatory basis, and on the basis of all relevant facts and circumstances, that a withdrawal is requested on account of an immediate and heavy financial need of the Participant, and the withdrawal is necessary to satisfy such financial need, the Committee may permit the Participant to withdraw the vested portion of his Accounts, excluding amounts contributed to the Qualified Employer Contribution Account and the earnings in his Deferral Account accrued after December 31, 1988.  A withdrawal request shall be deemed to be on account of an immediate and heavy financial need if it is on account of:

(i)                                     expenses for medical care described in section 213(d) of the Code incurred by the Participant, his Spouse or dependents, as defined in section 152 of the Code, (or as the distribution is necessary for such persons to obtain such medical care);

(ii)                                  costs directly related to the purchase (excluding mortgage payments) of a principal residence for the Participant;

(iii)                               payment of tuition and related educational fees for the next 12 months of post-secondary education for the Participant, his Spouse or his dependents;

(iv)                              the need to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage of the Participant’s principal residence; or

(v)                                 such other circumstances as may be prescribed by the Secretary of the Treasury or his delegate.

A distribution shall not be treated as necessary to satisfy an immediate and heavy financial need of a Participant to the extent the amount of the distribution is in excess of the amount required to relieve the financial need or to the extent such need may be satisfied from other resources that are reasonably available to the Participant.  The amount of an immediate and heavy financial need of a Participant shall include any amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the distribution.  A Participant’s resources shall include those assets of his spouse and minor children that are reasonably available to the Participant.

(c)                                  Unless otherwise provided in subsection (d), a Participant who requests a withdrawal pursuant to subsection (b) must certify, on a form provided by the Committee, that his financial need cannot be relieved:

(i)                                     through reimbursement or compensation by insurance or otherwise;

(ii)                                  by reasonable liquidation of the Participant’s assets to the extent such liquidation would not itself cause an immediate and heavy financial need;

(iii)                               by cessation of contributions to the Plan; or

(iv)                              by other distributions from the Plan, by other distributions or loans from plans maintained by any employer or by borrowing from commercial sources on reasonable commercial terms.

(d)                                 If the certification described in subsection (c) is not provided by the Participant, a distribution will only be made on account of financial hardship if:

(i)                                     the Participant has obtained all other distributions and loans available under all plans maintained by the Employer or an Affiliated Company; and

(ii)                                  Deferral Contributions and any other Employee contributions under all plans maintained by the Employer or an Affiliated Company are suspended for 6 months following the receipt of the financial hardship withdrawal.  The Participant’s Deferral Contributions under Section 3.2 shall automatically resume following the required period of suspension, unless the Participant elects otherwise.

Section 10.2                                Payment of Withdrawal.  Any withdrawals shall be taken proportionately from each Investment Fund in which the Participant’s Accounts are invested, unless the Committee, in a uniform and nondiscretionary manner, permits Participants to select from which Investment Fund amounts are to be withdrawn.  Amounts shall be paid within sixty (60) days of the effective date of the withdrawal.  Distribution shall be made in cash.  Withdrawals on account of financial hardship shall be distributed first from the vested portion of the Participant’s Matching, Qualified Employer Contribution and Rollover Accounts and then, if there is financial need remaining, from the Participant’s Deferral Account.

Section 10.3                                Loans.

(a)                                  A Participant who is an Employee of an Employer and any other Beneficiary who is a party-in-interest, as that term is defined in section 3(14) of ERISA, may request a loan.  Only two outstanding loans are permitted for each Participant or Beneficiary.

(b)                                 There shall be no minimum loan amount.

(c)                                  In no event shall the amount of the loan, when added to the outstanding balance of all prior loans to such Participant or Beneficiary made under this Plan and all other qualified retirement plans sponsored by the Employer or an Affiliated Company, exceed the lesser of:

(i)                                     $50,000, reduced by the excess (if any) of (a) the highest outstanding balance of all loans to the Participant under qualified retirement plans sponsored by the Employer or an Affiliated Company during the 12-month period ending on the day before the date on which such loan was made, over, (B) the outstanding balance of all such loans immediately before the loan in question was made; or

(ii)                                  50% of the sum of the vested balances credited to his accounts under all defined contribution plans sponsored by the Employer or an Affiliated Company.

Notwithstanding (ii) above, loans made to Participants and Beneficiaries under this Plan shall be further limited to 50% of the vested balance credited to the Participant’s or Beneficiary’s Accounts.

(d)                                 Applications for a loan must be submitted in the manner as prescribed by the Committee.  All such loans shall be subject to the final approval of the Committee, in its sole discretion, which discretion shall be exercised as to all eligible individuals on a reasonably equivalent basis; provided, however, that the Committee may make reasonable distinctions among prospective borrowers on the basis of creditworthiness.  The Committee shall have the right to require any applicant for a loan to secure the written consent of any party for whose benefit there exists a Qualified Domestic Relations Order in respect to the Participant’s interest under the Plan.  Subject to considerations relating to a Participant’s or Beneficiary’s creditworthiness and ability or deemed ability to repay the loan, loans shall not be made available to Participants and Beneficiaries who are or were Highly Compensated Employees in an amount greater than the amount available to other Participants or Beneficiaries.

(e)                                  All loans shall be made upon such terms and conditions as the Committee shall determine, which shall include provisions for repayment and adequate security, and interest on the unpaid principal at a fixed or variable rate of interest commensurate with the interest rates charged by persons in the business of lending money on a national basis for loans that would be made under similar circumstances, as determined by the Committee from time to time.

(f)                                    Unless otherwise specified, no loan shall have a term in excess of five years, except in the case of a loan used to acquire the Participant’s or Beneficiary’s principal residence, and the loan shall be repaid on a schedule providing for level amortization determined by the Committee.

(g)                                 The monthly payments due on all new loans made on or after January 1, 2001 shall be repaid by the Participant through payroll withholding.  An outstanding loan shall be considered in default no later than 3 months following the date that payroll withholding ends or is insufficient to make the loan repayment.  All loans made prior to January 1, 2001 shall be repaid in accordance with the terms of the applicable loan note.

(h)                                 If a Participant who is repaying a loan through payroll withholding is granted a leave of absence that is for a period of not more than one year and during which the Participant’s Compensation is insufficient to pay the required loan installment, payment of the loan may be waived during the leave of absence in accordance with rules and procedures established by the Committee.  In the event of such a waiver, a Participant may repay the amounts that were so waived upon return to active employment or the loan may be reamortized over the remaining term of the loan, in accordance with rules and procedures established by the Committee; provided, however, that, subject to the requirements of subsection (e), the loan may be reamortized over a longer period if the installments due after the leave ends (or, if earlier, after the first year of the leave) are not less than those required under the terms of the original loan and the requirements of subsection (f) are met.

(i)                                     If a Participant has a loan outstanding during a period of Qualified Military Service, the Committee may permit loan repayments to be suspended during the period of Qualified Military Service in accordance with Code section 414(u) and, if so suspended, upon the Participant’s reemployment by the Employer within the time during which the Participant’s right to reemployment is protected by applicable law, the loan payment schedule shall resume with the original maturity date of the promissory note adjusted to reflect such period of Qualified Military Service.

(j)                                     Each loan shall be considered a separate Investment Fund for purposes of Article V.  All loans shall be taken proportionately from each Investment Fund, in which the Participant’s or Beneficiary’s Accounts are invested.

(k)                                  If any loan to a Participant is unpaid on the date that he or his Beneficiary applies for a distribution of the balance of his Accounts pursuant to Article XI, such loan, in all events and notwithstanding the terms thereof, shall become immediately due and payable on such date, and the amount thereof, together with any accrued unpaid interest thereon, shall be deducted from the amount of any distribution to which the Participant or his Beneficiary may become entitled.

(l)                                     The conditions and terms of all such loans shall be applied in a uniform and consistent manner with respect to all Participants.

(m)                               A loan may be partially or fully prepaid at any time without penalty with additional cash payments.  Notwithstanding the foregoing, partial prepayment is not permitted for loans made on or after January 1, 2001.

(n)                                 In the event of a default, foreclosure on the promissory note will not occur until a distributable event occurs under Article XI.

(o)                                 A loan shall be considered in default if the Participant:

(i)                                     breaks a promise under the Promissory Note;

(ii)                                  makes a false or misleading statement in obtaining the loan; or

(iii)                               dies, becomes insolvent, makes assignment for the benefit of creditors, has an entry of judgement against him, has the whole or part of his property attached, or files a petition in bankruptcy or a petition in bankruptcy is filed against the Participant.

Section 10.4                                Instructions.  All loans or withdrawal payments to a Participant or Beneficiary under the Plan shall be made by the Trustee from the appropriate Account of the Participant only upon receipt of instructions, written or otherwise at the discretion of the Committee, furnished by the Participant to the Trustee setting forth the amount of the loan or withdrawal payment and the name and address of the recipient.  In making any such loan or withdrawal payment under the Plan, the Trustee shall be fully entitled to rely on the instructions furnished by the Participant.

ARTICLE XI

DISTRIBUTION OF BENEFITS

Section 11.1                                Lump Sum Distribution after Termination.  If a Participant incurs a Severance from Service Date for any reason other than death, the total amount in all of his Accounts shall be distributable to him in one lump sum payment, unless the Participant elects, in the manner and at the time provided by the Committee, to have such distributable amounts payable in another form prescribed by Section 11.2.  Distribution shall be made in cash.  Distribution shall normally be made as soon as administratively practicable following the Severance from Service Date, but no earlier than the Valuation Date coinciding with or immediately following his Severance from Service Date; provided however, that no distribution shall be made to a Participant prior to his Normal Retirement Date unless the Participant consents to the distribution in accordance with Section 11.4.  The Participant shall have the right to elect a distribution of the entire value of his Accounts at any time after the Severance from Service Date and before he reaches his Required Distribution Date.  If the Participant does not consent to an immediate distribution under this Article XI upon his Severance from Service Date, the entire value of the Participant’s Accounts shall be paid to the Participant no later than his Required Distribution Date.  Notwithstanding the foregoing, if the total nonforfeitable amount credited to the Accounts of the terminated Participant does not exceed $5,000 at the time the distribution is to commence, the Committee shall distribute such amount in a lump sum without the Participant’s consent as soon as administratively practicable following the annual date selected each year by the Committee on which the Committee will make such distributions to all terminated Participants.  Notwithstanding the preceding sentence, any eligible rollover distribution in excess of $1,000 but not in excess of $5,000 made after the effective date of final regulations issued by the Department of Labor with respect to section 401(a)(31)(B) of the Code shall be transferred directly to the individual retirement plan of a designated trustee or insurer, unless the Participant elects to receive such distribution or roll such distribution over to an eligible retirement plan.  Any amounts not distributed under this Section shall continue to be subject to investment direction by the Participant in accordance with the provisions of Article VII.

Section 11.2                                Optional Form of Distribution.  The Participant may elect to have the balance of his Accounts distributed in equal installment payments on a monthly, quarterly, semiannual or annual basis over a fixed period not to exceed the life expectancy of the Participant or the combined life expectancies of the Participant and Beneficiary (determined at the time the distribution commences) payable in cash.

Section 11.3                                Consent Rules.  The Committee shall furnish to each Participant who elects to receive a distribution from his Accounts prior to his Normal Retirement Age written information relating to the Participant’s right to defer payment until Normal Retirement Age, the modes of payment available, the relative values of each form of payment, and the Participant’s right to make a direct rollover as set forth in Section 11.10.  Such information must be supplied not less than thirty days nor more than ninety days prior to the benefit commencement date.

Notwithstanding the preceding sentence, a Participant’s benefit commencement date may occur less than thirty days after such information has been supplied to the Participant, provided that, after the Participant has received such information and has been advised of the right to a thirty day period to make a decision regarding the distribution, the Participant affirmatively elects a distribution.

Section 11.4                                Distribution at Death.  If a Participant’s employment terminates by reason of his death, or he dies prior to receiving all installments due under Section 11.2, his Beneficiary shall be entitled to receive a distribution in full of the total amount remaining in his Accounts.  Such distribution shall be in a lump sum or, at the election of the Beneficiary, in the manner and at the time provided by the Committee. Notwithstanding the foregoing, if the Beneficiary is the Participant’s Spouse, distribution may be deferred, at the election of the Spouse, in the manner set forth in Section 11.1, but not to a date later than what would have been the Participant’s Normal Retirement Date.  A Spouse may elect to receive the balance of the Participant’s Accounts in any form that would have been available to the Participant on his Severance from Service Date.

Section 11.5                                Written Instructions.  All distributions under the Plan shall be made by the Trustee only upon receipt of written instructions furnished by the Committee setting forth the amount and manner of the distribution and the name and address of the recipient.  In making any such distribution under the Plan, the Trustee shall be fully entitled to rely on the instructions furnished by the Committee and shall be under no duty to make any inquiry or investigation with respect thereto.

Section 11.6                                Required Distributions.  Distribution of a Participant’s Account shall commence before the 60th day following the close of the Plan Year in which the Participant attains his Normal Retirement Age or he has a Severance from Service Date, whichever occurs last.  Notwithstanding anything herein to the contrary, a Participant’s interest in his Account(s) (a) shall be distributed to him no later than the Required Distribution Date, or (b) shall be distributed beginning no later than the Required Distribution Date in installments pursuant to Section 11.2; provided, that the period over which distributions are made does not extend beyond the life expectancy of the Participant or the joint life expectancies of the Participant and his designated Beneficiary.  If distribution in the form of installments has commenced in accordance with clause (b) of the preceding sentence and the Participant dies before his entire interest has been distributed to him, his remaining interest shall be distributed over the remaining number of installments payable as of the date of his death.  If the Participant dies before distribution of his Account has begun, the Participant’s entire interest shall be distributed within five years after his death.  The preceding sentence shall not apply, however, if any portion of the Participant’s interest is payable to (or for the benefit of) a designated Beneficiary over a period not extending beyond the life expectancy of such Beneficiary and distribution begins not later than one year after the date of the Participant’s death or such later date permitted under applicable regulations.  If the designated Beneficiary is the surviving Spouse of the Participant, distributions are not required to begin earlier than the date on which the Participant would have attained his Normal Retirement Date.  If the surviving Spouse dies before distributions begin, the five-year distribution requirement shall be applied as if the surviving Spouse were the Participant.

Prior to January 1, 2003, all distributions shall be determined and made in accordance with the regulations promulgated under section 401(a)(9) of the Code that were proposed in 1987, including the minimum distribution incidental benefit requirement of section 1.401(a)(9)-2 of the proposed regulations.  Effective January 1, 2003, all distributions shall be determined and made in accordance with the final regulations promulgated under section 401(a)(9) of the Code, including the minimum distribution incidental benefit requirement of Q&A-1(d) of section 1.401(a)(9)-5 of the final regulations; provided, however, that, if a Participant’s benefit commencement date is prior to January 1, 2003, the amount of any installment payments after January 1, 2003 shall not be decreased by the application of the final regulations.

Section 11.7                                Designation of Beneficiary.  Each Participant shall, by written notice to the Committee, designate a Beneficiary or Beneficiaries to receive any payment to which such Participant may be entitled under the Plan at the time of his death.  If a Participant designates a Beneficiary (including any class of Beneficiaries or any contingent Beneficiaries) other than or in addition to his Spouse, the Spouse of the Participant must consent in writing to such Beneficiary designation on a form provided by the Committee, which consent shall be irrevocable.  Such consent shall state the specific non-Spouse Beneficiary (including any class of Beneficiaries or any contingent Beneficiaries) who will receive the benefit, shall acknowledge the financial effect of the election on the Spouse’s right to benefits under the Plan, and shall be witnessed by the Secretary of the Committee, a Plan representative designated by the Committee or a notary public.  The spousal consent requirement may be waived if it is established, to the satisfaction of the Committee, that the consent may not be obtained because there is no Spouse, because the Spouse cannot be located after reasonable efforts have been made, or because other circumstances exist to excuse spousal consent under applicable regulations.  Any Beneficiary designation made by a Participant which does not meet the requirements of this Section shall be deemed null and void.  The Participant shall have the right to change a Beneficiary designation or any subsequent Beneficiary    subject to the spousal consent provisions of this Section.  In the absence of an effective Beneficiary designation, any amounts distributable after the death of a Participant shall be paid to the Participant’s Spouse or, if there is no Spouse, to the Participant’s estate.

Section 11.8                                Claims Procedure.

(a)                                  In the event that the Committee denies, in whole or in part, a claim for benefits by a Participant or his beneficiary, the Committee shall furnish notice of the denial to the claimant, setting forth:

(i)                                     the specific reasons for the denial;

(ii)                                  specific reference to the pertinent Plan provisions on which the denial is based;

(iii)                               a description of any additional information necessary for the claimant to perfect the claim and an explanation of why such information is necessary; and

(iv)                              the procedure for the appeal of such denial and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review.

If the claim does not involve disability benefits, the notice described above shall be forwarded to the claimant within ninety (90) days of the Committee’s receipt of the claim; provided, however, that in special circumstances the Committee may extend the response period for up to an additional ninety (90) days, provided that the Committee so notifies the claimant in writing and specifies the reason or reasons for such extension.

If the claim involves disability benefits, the notice described above shall be forwarded to the claimant within forty-five (45) days of the Committee’s receipt of the claim; provided, however, that in special circumstances the Committee may extend the response period for up to an additional sixty (60) days.  If special circumstances require an extension of time for processing the claim, a written notice of an extension of up to thirty (30) days will be provided to the claimant before the end of the initial forty-five (45) day period that specifies the reason or reasons for such extension.  If, prior to the end of the initial thirty (30) day extension, the Committee determines that a decision cannot be rendered within the extension period, the determination period may be extended for up to an additional thirty (30) days if the claimant is notified of the second extension before the end of the initial extension.

(b)                                 Within sixty (60) days of receipt of a notice of claim denial that does not involve disability benefits, a claimant or his duly authorized representative may petition the Committee in writing for a full and fair review of the denial.  In connection with any such appeal, the claimant or his duly authorized representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits and shall have the opportunity to submit issues and comments in writing to the Committee.  The Committee shall review the denial and communicate its decision to the claimant in writing within sixty (60) days of receipt of the petition; provided, however, that the Committee may extend the response period in special circumstances for up to an additional sixty (60) days.  Written notice of the extension shall be sent to the claimant prior to the commencement of the extension.

(c)                                  Within one-hundred and eighty (180) days of receipt of a notice of claim denial that involves disability benefits, a claimant or his duly authorized representative may petition the Committee in writing for a full and fair review of the denial.  In connection with any such appeal, the claimant or his duly authorized representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits and shall have the opportunity to submit issues and comments in writing to the Committee.  The Committee shall review the denial and communicate its decision and the reasons therefor to the claimant in writing within forty-five (45) days of receipt of the petition; provided, however, that the Committee may extend the response period in special circumstances for up to an additional forty-five (45) days.  Written notice of the extension shall be sent to the claimant prior to the commencement of the extension.

(d)                                 The Committee shall furnish notice of its final decision on the appeal made pursuant to subsection (b) or (c) above, as applicable, to the claimant in writing, setting forth:

(i)                                     the specific reasons for the decision,

(ii)                                  specific references to the pertinent Plan provisions on which the decision is based,

(iii)                               a description of the claimant’s right to, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits, and

(iv)                              a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA.

Section 11.9                                Rights of Alternate Payees.

(a)                                  General.  Except as otherwise provided in this Section 11.10, an Alternate Payee shall have no rights to a Participant’s Accounts and shall have no rights under this Plan other than those rights specifically granted to the Alternate Payee pursuant to a Qualified Domestic Relations Order.  Notwithstanding the foregoing, an Alternate Payee shall have the right to make a claim for any benefits awarded to the Alternate Payee pursuant to a Qualified Domestic Relations Order, as provided in Section 11.9.  Any interest of an Alternate Payee in the Accounts of a Participant, other than an interest payable solely upon the Participant’s death pursuant to a Qualified Domestic Relations Order which provides that the Alternate Payee shall be treated as the Participant’s Beneficiary, shall be separately accounted for by the Trustee in the name and for the benefit of the Alternate Payee.

(b)                                 Distribution.

(i)                                     Notwithstanding anything in this Plan to the contrary, a Qualified Domestic Relations Order may provide that any portion of a Participant’s Accounts payable to an Alternate Payee shall be distributed immediately or at any other time specified in the order, but no later than the latest date Plan benefits would be payable to the Participant.  If the order does not specify the time at which benefits shall be payable to the Alternate Payee, the Alternate Payee may elect to have benefits payable in accordance with Section 11.1 as of the Participant’s Severance from Service Date or Required Distribution Date, if earlier, or in accordance with Section 11.5, but as of the Alternate Payee’s death; provided, however, that in the event the amount payable to the Alternate Payee under the Qualified Domestic Relations Order does not exceed $5,000, such amount shall be paid to the Alternate Payee in a lump sum as soon as practicable following the Committee’s receipt of the order and verification of its status as a Qualified Domestic Relations Order.

(ii)                                  Except as provided in paragraph (i), if a Qualified Domestic Relations Order does not provide the form of distribution of benefits payable to an Alternate Payee, the Alternate Payee shall have the right to elect distribution in any form provided under Article XI, except that benefits to be paid in installments may not be paid over a period exceeding the life expectancy of the Alternate Payee, determined as of the date of the first distribution.

(iii)                               If the Qualified Domestic Relations Order does not specify the Participant’s Accounts, or Investment Funds in which such Accounts are invested, from which amounts shall be paid to, or separately accounted for, an Alternate Payee, such amounts shall be distributed, or segregated, from the Participant’s Accounts, and the Investment Funds in which such Accounts are invested, on a pro rata basis.

(c)                                  Withdrawals. An Alternate Payee shall not be permitted to make any withdrawals under Article X.

(d)                                 Death Benefits.  Unless a Qualified Domestic Relations Order provides to the contrary, an Alternate Payee shall have the right to designate a Beneficiary in the same manner as provided in Section 11.8 with respect to a Participant, (except that no spousal consent shall be required), who shall receive benefits payable to an Alternate Payee which have not been distributed at the time of the Alternate Payee’s death.  If the Alternate Payee does not designate a Beneficiary, or if the Beneficiary predeceases the Alternate Payee, benefits payable to the Alternate Payee which have not been distributed shall be paid to the Alternate Payee’s estate.

(e)                                  Investment Direction.  An Alternate Payee shall have the right to direct investment of any portion of a Participant’s Accounts payable to the Alternate Payee under such order in the same manner as provided in Section 6.4 with respect to a Participant, which amounts shall be separately accounted for by the Trustee in the Alternate Payee’s name.

Section 11.10                          Direct Rollovers.

(a)                                  Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee’s election under this Section 11.10, a distributee may elect, at the time and in the manner prescribed by the Committee, to have any portion of an eligible rollover distribution paid directly to an eligible rollover plan, as defined below, specified by the distributee in a direct rollover.

(b)                                 Definitions.

(i)                                     “Eligible Rollover Distribution.”  An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payment (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee’s designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under section 401(a)(9) of the Code; and any hardship withdrawal.

(ii)                                  “Eligible Rollover Plan.” An eligible rollover plan shall mean (1) an individual retirement account described in section 408(a) of the Code, (2) an individual retirement annuity described in section 408(b) of the Code (other than an endowment contract), (3) an annuity plan described in section 403(a) of the Code, (4) a qualified plan the terms of which permit the acceptance of rollover distributions, (5) an eligible deferred compensation plan described in section 457(b) of the Code that is maintained by an eligible employer described in section 457(e)(i)(A) of the Code and that shall separately account for the distribution, or (6) an annuity contract described in section 403(b) of the Code; provided, however, that, with respect to a distribution (or portion of a distribution) consisting of after-tax employee contributions, “eligible rollover plan” shall mean a plan described in clause (4) that separately accounts for such amounts or a plan described in clause (1) or (2).

(iii)                               “Distributee.”  A distributee includes an Employee or former Employee.  In addition, the Employee’s or former Employee’s surviving Spouse and the Employee’s or former Employee Spouse or former Spouse who is the alternate payee under a Qualified Domestic Relations Order, as defined in section 414(p) of the Code, are distributees with regard to the interest of the Spouse or former Spouse.

(iv)                              “Direct Rollover.”  A direct rollover is a payment by the plan to the eligible rollover plan specified by the distributee.

ARTICLE XII

SPECIAL PROVISIONS FOR TOP-HEAVY PLANS

Section 12.1                                General Rule.  Notwithstanding any provision in the Plan to the contrary, for any Plan Year in which the Plan is determined to be a Top-Heavy Plan, the provisions of this Article XII shall become effective.

Section 12.2                                Determination of Top-Heavy Status.  The Plan shall be considered a Top-Heavy Plan for the Plan Year, if, as of the last day of the first Plan Year and thereafter, as of the last day of the preceding Plan Year (the “Determination Date”):

(a)                                  the value of the sum of all Accounts of Participants who are Key Employees (as defined below) exceeds 60% of the sum of all Accounts of all Participants, or

(b)                                 the Plan is part of an Aggregation Group and such Aggregation Group is determined to be a Top-Heavy Group (as defined in section 416(g)(2)(B) of the Code).

In determining the value of a Participant’s Accounts, such Accounts shall be valued as of the most recent Valuation Date within the twelve-month period ending on the applicable Determination Date.  The value of the Accounts shall be increased by the aggregate distributions made with respect to such Employee under the Plan during the 1-year period ending on the Determination Date plus the aggregate in-service distributions made with respect to such Employee under the Plan during the 5-year period ending on the Determination Date.

In determining the above Top-Heavy ratio, the account balances of an Employee (a) who is a Non-Key Employee (defined for purposes of this Article as an Employee who is not a Key Employee) but who was a Key Employee in any prior Plan Year, or (b) who has not performed services for the Employer maintaining the Plan at any time during the 1-year period ending on the applicable Determination Date are disregarded.

A Key Employee is defined as any Employee, former Employee or the Beneficiary of such Employee who, at any time during the Plan Year is:  (a) an officer of the Employer having annual 415 Compensation greater than $130,000 or such other amount as may be in effect under Code section 416(i)(1)(A)(i) for any Plan Year; (b) a five percent (5%) owner of the Employer; or (c) a one-percent (1%) owner of the Employer having annual 415 Compensation from the Employer of more than one-hundred-fifty-thousand dollars ($150,000).

For purposes of this Section, Aggregation Group means (a) each plan of the Employer or an Affiliated Company in which a Key Employee participates, including any terminated plans which are maintained within the five year period ending on the applicable Determination Date, and (b) each other plan of the Employer or an Affiliated Company which enables such plan to meet the requirements of section 401(a)(4) or 410 of the Code.  The foregoing notwithstanding, the Employer may treat any plan maintained by the Employer or an Affiliated Company not required to be included in the Aggregation Group as being part of such group if such group would continue to meet the requirements of sections 401(a)(4) and 410 of the Code with such plan being taken into account.

Section 12.3                                Minimum Contributions.  For any Plan Year in which the Plan is determined to be a Top-Heavy Plan pursuant to Section 12.2, the Matching Contributions for such Plan Year for each Participant who is a Non-Key Employee shall not be less than the lesser of

(a)                                  3% of the Participant’s 415 Compensation for such Plan Year, or

(b)                                 the percentage at which Matching Contributions and Deferral Contributions are made or are required to be made under the Plan for the Plan Year for the Key Employee for whom such percentage is the highest, excluding any elective deferrals made pursuant to Section 414(v) of the Code.  Notwithstanding the foregoing, if a Participant is also participating in another defined contribution plan maintained by the Employer, the minimum contribution hereunder may be reduced in accordance with regulations issued under section 416(f) of the Code.  If a Participant is also participating in a defined benefit plan maintained by the Employer, ‘5%’ shall be substituted for ‘3%’ in paragraph (a) of this Section.

The Matching Contributions referred to above shall be provided to each Non-Key Employee who is a Participant and who has not separated from service at the end of the Plan Year, regardless of such Employee’s number of Hours of Service, Compensation, or whether such Employee had made any contribution to the Plan.

ARTICLE XIII

THE ADMINISTRATIVE COMMITTEE

Section 13.1                                Appointment of Committee.  The Board shall appoint a Committee of not less than three persons who shall have authority to control and manage the operation and administration of the Plan, but shall have no authority or duty to manage and control the assets of the Fund except as is otherwise specifically provided herein.  Such Committee shall be the Administrator of the Plan for purposes of ERISA.

Section 13.2                                Interpretation of Plan Provisions.  The Committee shall have the exclusive right to construe the Plan, to make factual determinations, and to determine any question which may arise in connection with its application or administration.  Its decisions or actions in respect thereof shall be conclusive and binding upon the Employer and upon any and all Participants, their beneficiaries and their respective heirs, distributees, executors, administrators and assigns; subject, however, to the right of the Participant or his beneficiary to file a written claim under the provisions of Section 11.7.  The Committee shall have the responsibility to inform the Board of any changes that it deems necessary to be made to the Plan to maintain compliance with current law or regulation, to correct any errors or omissions in the Plan document, or to facilitate the administration of the Plan.

Section 13.3                                Committee Records.  The Committee shall maintain or cause to be maintained such accounts and records as shall be necessary and appropriate to reflect the administration of the Plan and the interests of all Participants and their beneficiaries.  Any Participant or his beneficiary shall be entitled to examine at any reasonable time any such accounts and records directly pertaining to him or his interest.

Section 13.4                                Allocation of Duties.  The Committee shall elect from its number a Chairman and a Secretary.  The Chairman shall preside at all meetings, and the Secretary shall keep written minutes of the meeting and other actions of the Committee.  In addition, the Committee may:

(a)                                  appoint from its number such subcommittees with such powers as the Committee shall determine;

(b)                                 authorize one of its number to execute and deliver any instrument on the Committee’s behalf;

(c)                                  employ accounting, legal, medical, and investment counsel and such clerical and other services as it deems necessary or appropriate in carrying out its duties under the Plan;

(d)                                 allocate fiduciary responsibilities (other than Trustee responsibilities except to the extent that the Plan or the Trust Agreement specifically permit or allow the

Committee to direct the Trustee) among themselves or among persons (including corporate persons) named by them in accordance with the following provisions:

(i)                                     Fiduciary responsibilities may be allocated by the Committee by naming in writing the fiduciary to whom the responsibility is allocated, with a description of the responsibility and an outline of the duties involved.

(ii)                                  The fiduciary so named shall indicate his acceptance of the responsibility by executing the written instrument naming him and a copy of the executed document shall be attached to the Plan.

(iii)                               For purposes of this subsection, a Trustee responsibility is a responsibility to manage or control the assets of the Plan.

Section 13.5                                Compensation.  No Committee member shall be entitled to compensation for his services as such, but shall be entitled to be reimbursed by the Company for any and all reasonable expenses actually incurred by him in connection with such services.  All fees, salaries, and other costs of providing services to the Committee shall be paid by the Fund, unless, in its discretion, the Company determines to pay such expenses.

Section 13.6                                Meetings.  The Committee shall hold an annual meeting and such special meetings as any member may call upon due notice.  A quorum shall consist of a majority of the membership, and all actions shall be taken pursuant to a majority vote of those members present.

Section 13.7                                Committee Rules.  Subject to the limitations contained herein, the Committee may from time to time establish such rules for the transaction of business and for the administration of the Plan as it deems necessary or desirable; provided, the same shall not conflict with any of the provisions of the Plan.

Section 13.8                                Indemnification.  The Company agrees to indemnify each member of the Committee against any and all claims, losses, damage, expense and liability arising from his responsibilities in connection with the Plan, unless same has been adjudged to be due to his own gross negligence or willful misconduct.

ARTICLE XIV

AMENDMENTS, TERMINATIONS AND LIABILITIES

Section 14.1                                Right to Amend Reserved.  The provisions of this Plan may be amended at any time and from time to time by action of the Board; provided, that no amendment shall be effective unless the Plan, as so amended, shall continue to be for the exclusive benefit of Participants, their beneficiaries and Alternate Payees.  No amendment shall deprive any Participant or beneficiary of any of the benefits to which he is entitled under this Plan with respect to contributions previously made, nor shall any amendment eliminate or reduce a protected benefit as described in section 411(d)(6) of the Code except as provided in section 412(c)(8) of the Code or in applicable regulations.  No Plan amendment shall decrease the vested interest in any Participant’s Accounts, nor shall any amendment change any vesting schedule under the Plan unless each Participant having at least three Years of Service at the end of the period described in this sentence is permitted to elect, within a period beginning on the date such amendment is adopted and ending 60 days after the latest of: (a) the day the amendment is adopted, (b) the day the amendment becomes effective, or (c) the day the Participant is issued written notice of the amendment, to have his nonforfeitable percentage computed under the Plan without regard to such amendment.  Notwithstanding the foregoing, any modification or amendment of the Plan may be made retroactively, if necessary or appropriate to qualify or maintain the Plan as a plan meeting the requirements of the Code and ERISA, as now in effect or hereafter amended, or any other provisions of law, as now in effect or hereafter amended or adopted, and any regulation issued thereunder.

Section 14.2                                Right to Terminate Reserved.  The Plan may be terminated or contributions thereunder may be discontinued at any time by action of the Board, if the Board shall determine that action is necessary or desirable.  The Company shall then decide whether to terminate the Trust and make distributions in accordance with the Plan.  Following any such discontinuance, no new Participants shall be eligible for coverage under the Plan, and the Employer shall make no further contributions.  Upon any complete or partial termination or discontinuance of contributions, the interest of each affected Participant under the Plan shall be nonforfeitable.

Section 14.3                                Liability of Employer.  The Employer shall have no liability in respect of payment under the Plan, except to pay over to the Trustee the Contributions provided for in Sections 3.2, 3.3, 3.4 and 3.15, and each Participant and/or his Beneficiary shall look solely to the Fund for distribution of benefits under the Plan.

Section 14.4                                Successor Employers.  Unless this Plan be sooner terminated, a successor employer of the Employees of the Employer may continue this Plan and Trust  by joining with the Trustee in executing an appropriate supplemental agreement.  Such successor employer shall IPSO FACTO succeed to all the rights, powers, and duties of the Employer hereunder.  In such event, the Plan shall not be deemed to have terminated and the employment of any Employee who is continued in the employ of such successor Employer shall be deemed not to have been terminated or severed for any purposes hereunder.

ARTICLE XV

MISCELLANEOUS

Section 15.1                                Plan Not an Employment Contract.  The establishment of the Plan shall not be held or construed to confer upon any person any legal right to be continued as an Employee, and the Employer expressly reserves the right to discharge any Employee, and to adjust his compensation, whenever the interest of the Employer, in its sole judgment, may so require.

Section 15.2                                Benefits Not Assignable.  Except with respect to federal tax liens, federal income tax withholding, withdrawals and loans under Article X, and offsets for judgements and settlements described in section 401(a)(13)(C) of the Code, no amount payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge or seizure; and no such amount shall be in any manner subject to the debts, contracts, liabilities, engagements or torts of any Participant or his beneficiary.  Notwithstanding the foregoing, the Committee shall direct the Trustee to comply with a Qualified Domestic Relations Order.  Upon receipt of any judgment, decree or order (including approval of a property settlement agreement) relating to the provision of payment by the Plan to an Alternate Payee pursuant to a state domestic relations law, the Committee shall promptly notify the affected Participant and any Alternate Payee of the receipt of such judgment, decree or order and shall notify the affected Participant and any Alternate Payee of the Committee’s procedure for determining whether or not the judgment, decree or order is a Qualified Domestic Relations Order.  The Committee shall establish a procedure to determine the status of a judgment, decree or order as a Qualified Domestic Relations Order and to administer Plan distributions in accordance with Qualified Domestic Relations Orders.  Such procedure shall be in writing, shall include a provision specifying the notification requirements enumerated above, shall permit an Alternate Payee to designate a representative for receipt of communications from the Committee and shall include such other provisions as the Committee shall determine, including provisions required under applicable regulations.

Section 15.3                                Incompetence of Participant.  If a Participant or beneficiary entitled to receive any benefits hereunder is a minor or is adjudged to be legally incapable of giving valid receipt and discharge for such benefits, such benefits shall be paid to such persons as the Committee shall designate or to the duly appointed guardian.  Such payment shall, to the extent made, be deemed a complete discharge of any liability for such payment under the Plan.

Section 15.4                                Merger With Another Plan.  This Plan shall not merge or consolidate with, or transfer its assets or liabilities to, any other plan, unless each Participant would (if such other plan then terminated) receive a benefit immediately after the merger, consolidation, or transfer which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation or transfer (if the Plan had then terminated).

Section 15.5                                Gender.  The masculine whenever used herein shall include the feminine.

Section 15.6                                Controlling Laws.  Construction, validity and administration of this Plan shall be governed by the laws of the State of Delaware except to the extent that such laws have been specifically superseded by ERISA.

IN WITNESS WHEREOF, and as evidence of the adoption of this instrument as the Plan, the duly authorized officer of the Company has caused the Plan to be executed this 20 day of December, 2002.

ATTEST:	KERZNER INTERNATIONAL NORTH AMERICA, INC.

/s/ Charles Adamo	/s/ John Allison
Name: John Allison
Title: Chief Executive Officer

APPENDIX A

PARTICIPATING EMPLOYERS

Kerzner International North America, Inc.
ISS, Inc.
PIV, Inc.
Kerzner International Development Group, Inc.
Kerzner International Marketing, Inc.
Kerzner International Nevada, Inc.
Kerzner International New York, Inc.
Kerzner International Resorts, Inc.
Kerzner International Development Services, Inc. — effective October 1, 2002
Kerzner International California, Inc. – effective January 1, 2003
Kerzner International Management Services, Inc. – effective October 1, 2002